Exhibit 99.1

Oerth Bio, LLC

Financial Statements as of December 31, 2020 and 2019, and for the Year Ended December 31, 2020 and the Period from May 24, 2019 (Date of Formation) to December 31, 2019, and Independent Auditors’ Report

OERTH BIO, LLC

table of contents

Page
INDEPENDENT AUDITORS’ REPORT	1
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019, AND FOR THE YEAR ENDED DECEMBER 31, 2020 AND THE PERIOD FROM MAY 24, 2019 (DATE OF FORMATION) TO DECEMBER 31, 2019:
Balance Sheets	2
Statements of Operations and Comprehensive Loss	3
Statements of Members’ Equity	4
Statements of Cash Flows	5
Notes to Financial Statements	6

INDEPENDENT AUDITORS’ REPORT

The Board of Managers

Oerth Bio, LLC

We have audited the accompanying financial statements of Oerth Bio, LLC (the "Company"), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, members’ equity, and cash flows for the year then ended December 31, 2020 and for the period from May 24, 2019 (date of formation) to December 31, 2019, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oerth Bio, LLC as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from May 24, 2019 to December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

February 19, 2021

Oerth Bio, LLC

Balance Sheets

As of December 31, 2020, and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$21,638,978	$15,560,832
Restricted cash equivalents	79,000	21,000
Prepaid expenses and other current assets	402,969	11,147
Total current assets	22,120,947	15,592,979

Property and equipment, net	2,913,244	-
Security deposits	261,371	-
Total assets	$25,295,562	$15,592,979

Liabilities, and members’ deficit

Current liabilities:
Accounts payable	$1,358,855	$151,953
Accrued expenses	629,679	-
Total current liabilities	1,988,534	151,953

Commitments and contingencies – Note 5
Members’ equity:
Common units, no par value, 8,500,000 units authorized, issued and outstanding as of December 31, 2020 and 2019	81,350,000	65,350,000
Incentive units, 1,500,000 authorized as of December 31, 2020 and 2019, respectively, 715,000 units and -0- issued as of December 31, 2020 and 2019, respectively, and 96,667 units and -0- outstanding as of December 31, 2020 and 2019, respectively	132,117	-
Accumulated deficit	(58,175,089)	(49,908,974)
Total members’ equity	23,307,028	15,441,026
Total liabilities and members’ equity	$25,295,562	$15,592,979

See accompanying notes to the financial statements.

Oerth Bio, LLC

Statements of Operations and Comprehensive Loss

For the year ended December 31, 2020, and the period from

May 24, 2019 to December 31, 2019

	2020	2019
Operating expenses:
General and administrative	$3,255,491	$531,392
Research and development	5,080,212	49,438,115
Total operating expenses	8,335,703	49,969,507

Loss from operations	(8,335,703)	(49,969,507)
Other income (expenses):
Interest income	73,902	60,533
Loss on disposal of assets	(4,314)	-
Total other income	69,588	60,533

Net loss and comprehensive loss	$(8,266,115)	$(49,908,974)

See accompanying notes to the financial statements.

Oerth Bio, LLC

Statements of Members’ Equity

For the year ended December 31, 2020, and the period from

May 24, 2019 to December 31, 2019

						Total
	Common		Incentive		Accumulated	Members’
	Units	Amount	Units	Amount	Deficit	Equity
Balance May 24, 2019	-	$-	-	$-	$-	$-

Issuance of common units for Bayer contribution	4,250,000	16,000,000	-	-	-	16,000,000

Issuance of common units for Arvinas contribution	4,250,000	49,350,000	-	-	-	16,000,000

Net loss	-	-	-	-	(49,908,974)	(49,908,974)

Balance December 31, 2019	8,500,000	$63,500,000	-	$-	$(49,908,974)	$15,441,026

Receipt of Bayer contribution for common units previously issued	-	16,000,000	-	-	-	16,000,000

Unit-based compensation expense	-	-	96,667	132,117	-	132,117

Net loss	-	-	-	-	(8,266,115)	(8,266,115)

Balance December 31, 2020	8,500,000	$81,350,000	96,667	$132,117	$(58,175,089)	$23,307,028

See accompanying notes to the financial statements.

Oerth Bio, LLC

Statements of Cash Flows

For the year ended December 31, 2020, and the period from

May 24, 2019 to December 31, 2019

	2020	2019
Operating activities
Net loss	$(8,266,115)	$(49,908,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Research and development expense related to Arvinas IP contribution (Note 2)	-	49,350,000
Depreciation	51,341	-
Unit-based compensation expense	132,117	-
Changes in:
Prepaid expenses and other assets	(391,822)	(11,147)
Security deposits	(261,371)	-
Accounts payable	1,206,903	151,953
Accrued expenses	629,679	-
Net cash used in operating activities	(6,899,268)	(418,168)

Investing activities
Purchases of property and equipment	(2,964,586)	-
Net cash used in investing activities	(2,964,586)	-

Financing activities
Proceeds from initial Bayer contribution for common units	-	16,000,000
Proceeds from Bayer contribution for common units previously issued	16,000,000	-
Net cash provided by financing activities	16,000,000	16,000,000
Increase in cash and cash equivalents	6,136,146	15,581,832
Cash, cash equivalents and restricted cash equivalents at beginning of period	15,581,832	-
Cash, cash equivalents and restricted cash equivalents at end of period	$21,717,978	$15,581,832

Supplemental disclosure of non-cash investing and financing activities
Issuance of common units in exchange for Arvinas IP contribution	$-	$49,350,000

Purchases of property, plant and equipment included in accounts payable and accrued expenses	$853,016	$-

See accompanying notes to the financial statements.

OERTH BIO, LLC

NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019,
AND FOR THE YEAR ENDED DECEMBER 31, 2020 AND THE PERIOD FROM MAY 24, 2019 (DATE OF FORMATION) TO DECEMBER 31, 2019

1. Description of the Business and Basis of Presentation

Oerth Bio, LLC (pronounced “Earth”) (the “Company” or “Oerth”) was organized as a limited liability company (LLC) on May 24, 2019, which was amended and restated as an LLC in Delaware on October 1, 2019 and is located and headquartered in Durham, North Carolina.

Oerth is an early-stage research and development (R&D) agricultural biotechnology company developing an entirely new model for global crop protection to address one of the greatest challenges facing the world: sustainably feeding the growing global population. Oerth will be committed to leveraging Arvinas’ PROTAC® (proteolysis targeting chimera) protein degrader technology to create innovative, safe, and sustainable agricultural products and evaluating the potential to address resistance mechanisms in plants to existing agricultural solutions, with solutions to control weeds, insects, diseases, and abiotic stressors by leveraging the selectivity and other features of PROTAC® protein degraders.

The Company was formed as a joint venture between Arvinas, Inc. (“Arvinas”) and Bayer CropScience LP (“Bayer LP”) to research, develop, and commercialize PROTAC targeted protein degraders for applications in the field of agriculture. Arvinas made an in-kind intellectual property (IP) contribution to Oerth in the form of a license to certain of Arvinas’ proprietary technology. Bayer LP made a $56,000,000 total cash commitment to Oerth. Arvinas and Bayer LP each hold an ownership interest in Oerth, initially representing 50% of the ownership interests.  A 15% ownership interest of Oerth is reserved for the future grant of incentive units to employees and service providers of Oerth. The activities of Oerth are controlled by a management board under the joint control of Arvinas and Bayer LP.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements cover the period from May 24, 2019 (date of formation) to December 31, 2019 (referred to as “period ended December 31, 2019”) and the year ended December 31, 2020.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. Amounts previously presented separately as biology and chemistry costs, $37,503 and $50,612, respectively, in the prior year are now presented as research and development costs within the consolidated statement of operations. $21,000 of restricted cash equivalents that were presented as cash and cash equivalents in the prior year have been reclassified to conform to the current year presentation.

Risk and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the agriculture biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and ability to secure additional capital to fund operations.  Product candidates resulting from the Company’s current discovery efforts will require significant additional research and development, including extensive testing and regulatory approval prior to commercialization.  These efforts will require significant amounts of additional capital, adequate personnel, infrastructure, and extensive compliance reporting capabilities.  Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company operations could be disrupted by large-scale regional or global events, such as the recent outbreak of the novel coronavirus (“COVID-19”). Such events could limit the ability to manage operations, disrupt the supply of product, and could affect the timing of completion of performance obligations in the affected areas. Notwithstanding, the Company is monitoring regional and global developments and proceeding with proactive strategies to minimize any impact on its operations. To date, the Company’s operations have not been affected by COVID-19.

Liquidity

In accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU, No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

The Company has funded its operations to date primarily with annual drawdowns from the $56,000,000 cash commitment to Oerth from Bayer. Since its inception, the Company has incurred recurring operating losses and negative cash flows from operations.   As of December 31, 2020, the Company had an accumulated deficit of $58,175,089. The Company expects to continue to generate operating losses for the foreseeable future.

The Company expects that its existing cash and cash equivalents will be sufficient to fund its operations into early 2023.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The significant estimate contained within these financial statements is the estimated fair value of the Company’s incentive units for equity-based compensation expense.  Estimates are periodically reviewed considering changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The Company’s cash balances exceed those that are federally insured and primarily consist of checking and savings deposits.  To date, the Company has not recognized any losses caused by uninsured balances. Cash equivalents consisted of money market funds at December 31, 2020 and 2019 and are stated at fair value.

Restricted Cash

The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash arises from the requirement for the Company to maintain a short-term certificate of deposit with the Company’s financial institution as collateral for the Company’s credit card line.

The following table reconciles cash, cash equivalents, and restricted cash equivalents reported within our consolidated balance sheet and cash flows.

	December 31,
	2020	2019
Cash and cash equivalents	$21,638,978	$15,560,832
Restricted cash equivalents	79,000	21,000
Total	$21,717,978	$15,581,832

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit that management believes to be with a financial institution of high credit quality. The Company may maintain cash deposits at this financial institution that are in excess of government insured limits. The Company has not experienced any losses on cash and cash equivalents to date.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  The estimated useful lives are as follows:

Computer equipment	3 years
Furniture and fixtures	7 years
Laboratory equipment	5 years
Leasehold improvements and capital lease assets	Shorter of the useful life of the asset or the life of the lease

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are charged to expense as incurred.

Costs incurred during the construction of property and equipment are capitalized as construction in process. Once an asset has been placed into service, it will be depreciated on a straight-line basis over the estimated useful life of the related assets or, in the case of leasehold improvements, over the shorter of the estimated useful life and the lease term.

The Company reviews long-lived assets, such as property and equipment, for impairment when events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, recoverability is measured by comparison of the carrying amount of the assets to estimated future undiscounted cash flows that the assets are expected to generate. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges have been recorded since inception.

Research Contract Costs and Accruals

The Company has entered into various contracts with third parties. These agreements and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes the progress of the studies, including the phase or completion of events, invoices received and contracted costs.

Income Taxes

As the Company operates as a LLC, income and expenses of the Company are passed through to the members and are reported in the individual income tax returns. As a LLC, the Company is not required to pay federal or state income taxes. There was no taxable income and, therefore, no distributions in 2019 or 2020.

Employee Benefit Plan

The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. Total employer contributions made under this plan for 2020 were $40,832. There were no employer contributions under this plan in 2019.

Incentive Units

As incentive units are Profits Interests, management has assessed the features of the incentive units to determine the appropriate accounting model under Accounting Standards Codification (ASC) 710 Compensation or ASC 718 Stock Compensation. The scope of ASC 710-10 includes performance bonus, profit sharing, and specific deferred compensation contracts, but excludes stock compensation plans. Stock compensation plans are specifically addressed by ASC 718 (or ASC 505-50 Equity if issued to nonemployees). Since US GAAP does not provide explicit guidance on how to account for Profits Interests, entities with Profits Interests evaluate all the terms, conditions, and characteristics of such awards and apply judgment to determine whether the awards are subject to ASC 718 or ASC 710. Management’s assessment is that the incentive units are to be accounted for in accordance with ASC 718. In accordance with ASC 718, the Company records compensation expense over the requisite service period associated with the awards. The Company accounts for forfeitures as incurred.

Due to the absence of an active market for the Company’s incentive units, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of its incentive units.

The estimated fair value of the incentive units was determined based upon a variety of factors, including the illiquid nature of the incentive units, the Company’s financial position and historical financial performance, the status of developments within the Company’s research, the composition and ability of the current research and management team, an evaluation of the Company’s competition and similar stage company values, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of incentive units at each valuation date.

Research and Development Costs

Research and development (“R&D”) expenses include employee payroll, consulting, contract research, depreciation, rent and other corporate costs attributable to research and development activities, and are expensed as incurred. Non-refundable pre-payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as expense as the goods or services are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

Upon formation of the Company, referenced in Note 1 above, and pursuant to the terms of the commitment agreement, Arvinas made an in-kind IP contribution to Oerth in the form of a license to certain of the Company’s proprietary technology. The fair value of the equity interest for the license received was $49,350,000. The fair value of Oerth was determined utilizing discounted cash flows based on reasonable estimates and assumptions of cash flows expected from Oerth. Costs of intangibles that are purchased from others for a particular R&D project and that have no alternative future uses and, therefore, no separate economic values are R&D expenses at the time the costs are incurred. As the license was acquired specifically for research in the agricultural space and the license itself is limited to such space, the fair value of the Arvinas license was expensed as R&D.

The following table summarizes research and development expenses for our Chemistry and Biology programs.  For comparability purposes, the impact of the expense related to the in-kind IP contribution from Arvinas, described above, has been removed from the 2019 results.

	December 31,
	2020	2019
Biology	$2,503,298	$37,503
Chemistry	2,576,914	50,612
Total	$5,080,212	$88,115

General and Administrative Expense

General and administrative costs are expensed as incurred. General and administrative expenses include compensation, employee benefits, operating leases, as well as fees paid to outside consultants.

Patent Costs

The Company expenses patent costs as incurred and records such costs as general and administrative expenses within the statements of operations and comprehensive loss.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in members’ equity that result from transactions and economic events other than those with stakeholders. For the year ended December 31, 2020 and the period ended December 31, 2019, there were no differences between net loss and comprehensive loss as there were no items that gave rise to other comprehensive loss.

Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, prepaid expenses and other current assets and liabilities, accounts payable and accrued expenses. The carrying amounts of these financial instruments are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments.

For fair value measurement, the Company follows ASC 820, “Fair Value Measurements and Disclosures,” for the Company’s financial assets and liabilities that are re-measured and reported at fair value at least annually using a fair value hierarchy that is broken down into three levels. Level inputs are defined as follows:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

Level 3 – significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

The Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) on January 1, 2020. ASC 606 applies to contracts with commercial substance that establish the payment terms and each party’s rights regarding the goods or services to be transferred, to the extent collection of substantially all of the related consideration is probable. The adoption of ASC 606 had no impact on the Company's financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 will require lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability. Leases will be classified as either operating or finance, and classification will be based on criteria like current lease accounting, but without explicit bright lines. The guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

3. Property and Equipment

Property and equipment, net consisted of the following:

	December 31,
	2020	2019
Laboratory equipment	$563,285	$-
Computer equipment	84,412	-
Furniture and fixtures	82,769	-
Construction in process	2,234,119	-

Less accumulated depreciation	(51,341)	-
Property and equipment, net	$2,913,244	$-

Depreciation expense was $51,341 for the year ended December 31, 2020 and $-0- for the period ended December 31, 2019.  As of December 31, 2020, no amounts recorded within construction in process had been placed into service, and as a result no depreciation was recorded related to these assets to date.

4. Leases

On January 2, 2020, the Company entered into an agreement to lease office and laboratory space under a cancelable month‑to‑month operating lease. During the year ended December 31, 2020 the total rent expense recognized was $336,645.

On March 26, 2020, the Company entered into an agreement to lease 7,655 square feet of office space in Durham, North Carolina. The lease commenced on April 1, 2020, and expires on October 31, 2021, unless sooner terminated or extended. The annual base rent under the lease is $186,482 for the first lease year and is subject to annual increases of 3%.

On August 27, 2020, the Company entered into an amended lease agreement for the same space which extended the lease term and amended certain terms therein. The initial lease was terminated conterminously with the amended lease. The lease term commenced on August 27, 2020 and extends through the February 1, 2027. The annual base rent under the lease is $188,342 for the first lease year and is subject to annual increases of 3%. In connection with the lease amendment the landlord will provide a tenant improvement allowance of $306,200.  During the year ended December 31, 2020 the total rent expense recognized was $184,477.

In addition, on May 26, 2020, the Company entered into an agreement to lease 7,289 square feet of office/lab space in Durham, North Carolina. The lease commenced on September 1, 2020, and expires on October 31, 2021, unless sooner terminated or extended. The annual base rent under the lease is $179,337 for the first lease year and is subject to annual increases of 3%.

On August 27, 2020, the Company entered into an amended lease agreement for the same space which extended the lease term and amended certain terms therein. The initial lease was terminated conterminously with the amended lease. The lease term will commence on February 1, 2021 and expires on February 1, 2027. The annual base rent under the lease is $204,092 for the first lease year and is subject to annual increases of 3%. In connection with the lease amendment the landlord will provide a tenant improvement allowance of $656,010. During the year ended December 31, 2020, no rent expense was recognized.

The Company also rents growth chambers in plant growth facility to execute its R&D activities, under a cancelable month‑to‑month operating lease. The total expense related to these agreements in 2020 was $54,299.

Future minimum lease payments under the Company’s lease arrangements as of December 31, 2020 were as follows:

Year ended December 31	Operating Leases
2021	$378,244
2022	408,036
2023	420,277
2024	432,886
Thereafter	943,902
Total	$2,583,345

Total rent expense recorded for all operating leases was $587,173 for the year ended December 31, 2020 and $13,574 for the period ended December 31, 2019. Rent expense is allocated between general and administrative and research and development in the accompanying statements of operations and comprehensive loss.  Rent expense for facilities being used specifically for R&D purposes, such as the expense related to growth chambers and lab space has been allocated to R&D expense. All other office space, including rent being paid for assets under construction has been allocated to G&A expense.

5. Commitments and Contingencies

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters contractual relationships, including collaboration or licensing partners, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations, other third-party claims that the Company’s products when used for their intended purposes infringe the IP rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each claim.

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

6. Accrued Expenses

Accrued expenses consisted of the following:

	December 31
	2020	2019
Research and development expenses	$344,117	$-
Professional fees and other	285,562	-
Total	$629,679	$-

7. Members’ Equity (Deficit)

The Company has authorized and issued 8,500,000 common units to its two founding members.

Common Units have the following rights and privileges:

Voting Rights

Holders of Common Units have the right to one vote per unit held by such member. In addition, Bayer and Arvinas each have the right to designate two board members, with a fifth board member being the CEO of the Company. The unrestricted Incentive Units represent Common Units, and holders of Incentive Units are not entitled to any voting rights.

Redemption

The Common Units are not redeemable.

Distributions and Liquidation Preference

The holders of the Common Units are entitled to participate in distributions as follows:

All distributions, including in connection with a dissolution event, a change of control, an initial public offering (“IPO”), or a single asset sale, will be made to all Members holding Common Units and unrestricted Incentive Units, and accounting for any acceleration of vesting with respect to the Incentive Units, pro rata in proportion to the aggregate number of such units outstanding.

No distributions were made to the Common unitholders during the period ended December 31, 2019 and year ended December 31, 2020.

Liquidation

In the event of any liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the same order of priority as distributions.

8. Equity-Based Compensation

The Company is authorized to issue a class of units designated as Incentive Units.  The Company is authorized to issue up to 1,500,000 units, of which 785,000 units are available future grants as of December 31, 2020. The Incentive Units are subject to time-based vesting conditions and unvested Incentive Units may not be sold or transferred by the holder. These restrictions lapse according to the time-based vesting conditions of each award. The unrestricted units represent common units, and holders of Incentive Units are not entitled to any voting rights. The Company and each member issued units agree that all Incentive Units are intended to constitute a “Profits Interest” in the Company within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43 (a “Profits Interest”).

The following is a summary of Profits Interest transactions as well as the Profits Interest outstanding and their corresponding hurdle values as of and for the year ended December 31, 2020. There were no issued or outstanding Profits Interests during the period ended December 31, 2019.

	Profits Interest	Weighted- Average Grant Date Fair Value Per Share
Unvested at December 31, 2019	-	$-
Granted	790,000	0.83
Unvested Profits Interests forfeited	(75,000)	0.84
Vested	(96,667)	0.84
Unvested at December 31, 2020	618,333	$0.83

As of December 31, 2020
Profits Interest Outstanding	Hurdle Value
600,000	$16,750,000
115,000	$19,800,000
715,000

There was no aggregate intrinsic value associated with restricted Profits Interest that vested during the year ended December 31, 2020. As of December 31, 2020, there was $460,433 of unrecognized equity-based compensation related to unvested Profits Interest, which is expected to be recognized over a weighted average period of 3.22 years.

These Profits Interest represented ownership in the Company tied solely to the accretion, if any, in the value of the Company following the date of issuance of such Profits Interest. Profits Interest participate in any increase of the Company’s value related to their Profits Interest after the hurdle value had been achieved and the Company’s Profits Interest received the agreed-upon return on their invested capital. The Profits Interest awards vested over a requisite service period. Holders of unrestricted Incentive Units are not entitled to any distributions, except as defined within the governing agreements, which contemplate distributions in connection with a dissolution event, change in control, IPO, or single asset sale. Distributions would be made pro rata in proportion to the aggregate number of such units outstanding.

Each Profits Interest award contained the following material terms:

(i)	The Profits Interest received distributions, that exceeded a threshold equivalent to the fair value of the Company as determined by the Board of Directors, at the grant date.
(ii)

The options vest over a period of continuous employment or service, such that, Twenty-five percent (25%) of the Granted Units will vest after twelve (12) months of continuous employment with the Company, and the remaining units vest monthly thereafter until fully vested after an additional three years of continuous employment with the Company (e.g., four (4) years of continuous employment total).

(iii)	The unvested awards terminate upon employee’s service with the Company.

Profits Interest were accounted for as equity using the fair value method, which required the measurement and recognition of compensation expense for all profit interest-based payment awards made to Oerth Bio employees based upon the grant-date fair value.

For the Profits Interest, Oerth Bio recognized unit-based compensation expense over the requisite service period for each separately vesting portion of the Profits Interest as if the awards were, in-substance, multiple awards. The compensation expense recognized related to the Profits Interest for the periods ended December 31, 2020 and 2019 was $132,117 and $-0- respectively.

Oerth Bio determined the fair value of each award on the date of grant using the market approach to value the total shareholders’ equity of Oerth Bio, and the option pricing model to allocate the equity value to the various classes of units (common units, and 2 tranches of Profits Interests).  Key metrics used within the valuation of the Profits Interest included, a risk-free rate of 0.15% and 0.1%, volatility of 80.60% and 2.5 years to liquidity assumptions used for grants issued for the year ended December 31, 2020.

9. Related Party Transactions

On July 16, 2019, the Company entered into master services agreement with Arvinas and Bayer LP (collectively, MSA). The language in each agreement mirrors the other. The MSAs each outline parameters for Arvinas and Bayer LP to perform services on behalf of Oerth and be compensated therefore. The services are outlined in individual statements of work (SoWs), which outline the work performed by Bayer LP or Arvinas for a defined period. The SoWs can be amended through change order procedures outlined in the SoW and are expected to renew upon expiration. Using a defined period allows for a descriptive outline of services, such as knowledge share, assay development, biological and chemical screening, and bio and chem informatics.

For the periods ended December 31, 2020 and 2019, the Company paid Arvinas $37,024 and $59,330 pursuant to the MSA, respectively. For the year ended December 31, 2020, the Company paid Bayer $306,520 in 2020 pursuant to the MSA. No amounts were paid to Bayer for the period ended December 31, 2019, pursuant to the MSA. As of December 31, 2020, costs of $1,260 were recorded within accounts payable and accrued expenses to Arvinas. As of December 31, 2020, costs of $292,518 were recorded within accounts payable and accrued expenses to Bayer. No amounts were recorded within accounts payable or accrued expenses as of December 31, 2019 for Arvinas or Bayer.

10. Subsequent Events

The Company evaluated subsequent events from December 31, 2020, the date of these financial statements, through February 19, 2021, which represents the date the financial statements were issued, for events requiring recording or disclosure in the financial statements for the year ended December 31, 2020. The Company concluded that the only event that occurred that would require recognition or disclosure is related to the sale leaseback arrangement described below.

Sale Leaseback Arrangement—On January 29, 2021, the Company entered a sale leaseback transaction for certain lab equipment with a total asset value of $284,208.

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